EXHIBIT 99.1

IntraBiotics Reaches Special Protocol
Assessment (SPA) Agreement with FDA

PALO ALTO, CA — September 19, 2003. IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today announced that it has reached Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) on the design of the pivotal trials to be conducted in support of registration of iseganan for use in patients receiving mechanical ventilation to reduce the risk of pneumonia (hereafter referred to as prevention of ventilator-associated pneumonia — VAP). The SPA letter from the FDA documents the agreed upon terms and conditions under which IntraBiotics will conduct and analyze the data from two identical pivotal, randomized, double-blind, placebo-controlled, multinational clinical trials. The Company expects to begin enrollment in the first trial by the end of September and to complete that trial and announce its results by the end of 2004.

Earlier this month, the Company announced that the FDA granted iseganan fast-track designation for this development program.

“We have appreciated our collaboration with the FDA throughout the SPA process on this development program, which has been designed to address an unmet medical need for mechanically-ventilated patients who are at high risk for developing VAP. Having the same endpoint for both trials enables us to have a good sense of whether iseganan will be successful upon completion of the first trial. Agreement with the FDA on the design of these clinical trials is important to assure expeditious registration if the trials are successful,” said Dr. Henry Fuchs, President and CEO of IntraBiotics.

Following successful completion of the studies, the Company would expect to file a New Drug Application (NDA).

About the Pivotal Trials

The pivotal trials are designed to assess the safety and efficacy of iseganan and to demonstrate iseganan’s ability to reduce the incidence of pneumonia in patients who are receiving mechanical ventilation. In each trial, approximately 900 patients will be enrolled and will be randomized to receive either iseganan or placebo six times per day as part of routine oral hygiene for up to 14 days while patients are mechanically ventilated. To complete these clinical trials, additional capital will need to be raised.

About Iseganan

Iseganan hydrochloride (HCl) oral solution is a broad-spectrum antimicrobial peptide that functions by a novel mechanism of action, which may substantially reduce the likelihood of microbial resistance. Iseganan is the first in a new class of investigational peptide drugs known as protegrins, which are naturally-occurring substances found in mammals where they form part of the first line of defense against invading bacteria and fungi.

About Ventilator-Associated Pneumonia (VAP)

Pneumonia is the most common infection among ventilated patients in the intensive care unit. The longer a patient is ventilated, the higher the risk of developing VAP. Approximately 15-30% of patients receiving mechanical ventilation for more than 48 hours get VAP. The Company estimates that over 1 million patients annually are mechanically ventilated for more than 48 hours in North America, Western Europe and Japan combined, making VAP a significant unmet medical need. Despite the use of potent, broad-spectrum, antibiotics, patients who develop VAP generally remain dependent on artificial ventilation and remain in the intensive care unit for longer periods of time than patients who do not develop VAP. As a consequence, studies have demonstrated that patients who develop VAP can incur more than $40,000 in additional hospital charges.

About IntraBiotics

IntraBiotics Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on developing iseganan for the prevention of VAP. Additional information is available at the Company’s website: www.intrabiotics.com.

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development and clinical developments. As such, they are subject to the occurrence of many events outside of IntraBiotics’ control and are subject to various risk factors that could cause IntraBiotics’ results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to manufacture sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; regulatory risks, risks related to proprietary rights, market acceptance and competition; and the company’s ability to raise capital through private or public financings when needed or on favorable terms. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Form 10-Q for the Quarterly Period ended June 30, 2003 and our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002.